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                                                                    EXHIBIT 21.1

                         Subsidiaries of the Registrant


The following lists the subsidiaries of the registrant:

                                                 State / Country
      Subsidiary / dba                           of Incorporation
  --------------------------                     -----------------
Casino Excitement, Inc.                          Nevada
Games of Nevada, Inc.                            Nevada
MGC, Inc.                                        Nevada
Mikohn Europe, BV                                The Netherlands
Mikohn Foreign Sales Corporation                 Barbados
Mikohn International, Inc.                       Nevada
Mikohn Nevada                                    Nevada
Mikohn South America, SA (99.7% shareholder)     Peru
Progressive Games, Inc.                          Delaware